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                                                                      EXHIBIT 12

                               ISP HOLDINGS INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
                         (THOUSANDS, EXCEPT RATIO DATA)

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                                                                                                                  PRO
                                                                     YEAR ENDED DECEMBER 31,                     FORMA
                                                     -------------------------------------------------------      YEAR
                                                       1992       1993        1994        1995        1996        1996
                                                     --------    -------    --------    --------    --------    --------
Income from continuing operations before income
  taxes and extraordinary items...................   $ 85,782    $49,823    $ 72,484    $106,102    $116,628    $ 89,622
Add:
  Interest expense................................     30,595     24,500      28,676      33,091      38,333      74,219
  Company's 50% share of joint venture
     taxes........................................      6,434      1,878       1,191       4,722       3,953       3,953
  Company's 50% share of joint venture interest
     expense......................................         16         50           6           8           5           5
  Interest component of rental expense............      2,015      2,333       2,466       2,715       2,906       2,906
                                                     --------    -------    --------    --------    --------    --------
Earnings available for fixed charges..............   $124,842    $78,584    $104,823    $146,638    $161,825    $161,825
                                                     --------    -------    --------    --------    --------    --------
                                                     --------    -------    --------    --------    --------    --------
Fixed charges:
Interest expense..................................   $ 30,595    $24,500    $ 28,676    $ 33,091    $ 38,333    $ 74,219
Add:
  Capitalized interest............................        414        901         428         400         191         191
  Company's 50% share of joint venture interest
     expense......................................         16         50           6           8           5           5
  Interest component of rental expense............      2,015      2,333       2,466       2,715       2,906       2,906
                                                     --------    -------    --------    --------    --------    --------
Total fixed charges...............................   $ 33,040    $27,784    $ 31,576    $ 36,214    $ 41,435    $ 77,321
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                                                     --------    -------    --------    --------    --------    --------
Ratio of earnings to fixed charges................       3.78       2.83        3.32        4.05        3.91        2.09
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